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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
Date of Event which requires
filing of this Statement: 9/14/93

                                  SCHEDULE 13G

Check the appropriate box to
designate the rule pursuant to
which this Schedule is filed:

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

[__] Rule 13d-1(b)
[XX] Rule 13d- (c)
[__] Rule 13d-1(d)

                             Silicon Gaming, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  827054-10-7
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

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-----------------------                                  ---------------------
  CUSIP NO. 827054-10-7                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David S. Morse

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            600,982

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             600,982

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      600,982

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X] Excludes 33,332 shares held by Mr. Morse's sons Christopher and Mark Morse. Mr. Morse disclaims beneficial ownership of all such shares.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN**      **Shares held by the Morse Family Trust dated 12/20/84, of which
                  Mr. Morse and his spouse Barbara are the Trustees.

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

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                                                               Page 3 of 5 Pages

Item 1(a) Name of Issuer:

          Silicon Gaming, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          2800 W. Bayshore Road
          Palo Alto, CA 94303

Item 2(a) Name of Person Filing:

          David S. Morse


Item 2(b) Address of Principal Business Office:

          Morse & Company
          P.O. Box 7119
          Incline Village, NV  89452

Item 2(c) Citizenship:

          USA

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          827054-10-7

Item 3    Type of Person:


Item 4    Ownership (600,982)
                     -------

          (a) Amount owned "beneficially" within the meaning of rule 13d-3:
              600,982*

          (b) Percent of class 4.6%, based on the total number of shares
                               ---
              outstanding on  12/31/97.
                             ---------

              *Shares held by the Morse Family Trust dated 12/20/84, of which
               Mr. Morse and his spouse Barbara are the Trustees.

               Excludes 33,332 shares held by Mr. Morse's sons Christopher and Mark Morse. Mr. Morse disclaims beneficial ownership of all such shares.

                                                               Page 4 of 5 Pages


          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 600,982


              (ii)  shared power to vote or to direct the vote:

              (iii) sole power to dispose or to direct the disposition of:
                    600,982

              (iv)  shared power to dispose or to direct the disposition of:


Item 5    Ownership of Five Percent or Less of a Class:

          This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities being reported.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                       N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       N/A

Item 8    Identification and Classification of Members of the Group:

                       N/A

Item 9    Notice of Dissolution of the Group:

                       N/A

Item 10   Certification

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                                                               Page 5 of 5 Pages


                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  3/24/98
      ---------------


                                        /s/ DAVID S. MORSE
                                ----------------------------------------------

                                            David S. Morse
                                ----------------------------------------------